Filed Pursuant to Rule 424(b)(2)
Registration No. 333-214551

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED DECEMBER 15, 2016.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 10, 2016)

Offering

Up to 4,330,000 Shares of Common Stock

at $             per share

We are offering 4,330,000 shares of our common stock, $2.50 par value per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “UBSI”. On December 14, 2016, the last reported sale price of our common stock as reported on the Nasdaq was $47.75 per share. You are urged to obtain current market prices for our common stock.

An investment in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus supplement and the accompanying prospectus, including the risk factors beginning on page S-4 of this prospectus supplement and on page 1 of the accompanying prospectus, as well as the risk factors and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2015, and in any other documents we incorporate by reference into this prospectus supplement and the accompanying prospectus before you make an investment in our common stock. See the section of this prospectus supplement entitled “Incorporation of Certain Information by Reference.”

The underwriter has agreed to purchase the shares from us at a price of $             per share, which will result in approximately $             million of proceeds, before expenses, to us. The underwriter may offer the shares of common stock from time to time in one or more transactions on the Nasdaq, in the over-the-counter market or otherwise, through negotiated transactions at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

These shares of common stock are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Company expects to deliver the shares of common stock to purchasers on or about December 21, 2016.

Sole Book-Running Manager

J.P. Morgan

The date of this Prospectus Supplement is December     , 2016.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

We are not making an offer of shares of our common stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof.

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ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, the terms “United Bankshares,” “the Company,” “we,” “our,” and “us” refer to United Bankshares, Inc. and our consolidated subsidiaries, unless the context indicates otherwise. This prospectus supplement and the accompanying prospectus include our trademarks and other trade names identified herein. All other trademarks and trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the securities offered pursuant to this prospectus supplement.

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” below. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of shares of our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any shares of our common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. Neither we nor any underwriter or agent have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

To the extent the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement is not a prospectus for the purposes of the Directive 2003/71/EC (and any amendments thereto) as implemented in member states of the European Economic Area (the “Prospectus Directive”). This prospectus supplement has been prepared on the basis that all offers of common stock offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s public reference

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room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information electronically filed by issuers. United Bankshares, Inc.’s Internet address is www.ubsi-wv.com. The information on, or that can be accessible through, our website is not a part of this document.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this document and the date of the termination of the offer being made pursuant to this prospectus supplement (other than information that, under the Exchange Act and SEC rules, is deemed to be “furnished” and not filed with the SEC):

•    Annual Report on Form 10-K (including portions of our Proxy Statement for our 2016 Annual Meeting of Shareholders filed on April 1, 2016 with the SEC to the extent specifically incorporated by reference in such Form 10-K)

Year ended December 31, 2015.

• Quarterly Reports on Form 10-Q	Filed on May 9, 2016, August 9, 2016 and November 9, 2016.

• Current Reports on Form 8-K	Filed on January 28, 2016, April 27, 2016, April 28, 2016, May 24, 2016, June 6, 2016, July 28, 2016, August 18, 2016, October 27, 2016 and October 31, 2016.

•    The description of United Bankshares common stock set forth in United Bankshares’ registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Filed on May 1, 1984.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement (other than, in each case, documents or information deemed to have been furnished, and not filed in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

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You should rely only on information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial condition and results of operation may have changed since that date.

You can obtain additional copies of the documents incorporated by reference in this prospectus supplement free of charge by requesting them in writing or by telephone from the following address:

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26102

Attention: Jennie Singer

Telephone: (304) 424-8800

Other than any documents expressly incorporated by reference, the information on our website and any other website, including the SEC’s website, that is referred to in this prospectus supplement is not part of this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding our financial condition, results of operations and business. These statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations.

You may identify these statements by looking for:

•	forward-looking terminology, like “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” or “anticipate;”

•	expressions of confidence like “strong” or “on-going;” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•	weakness or a decline in the U.S. economy, in particular in Maryland, Virginia, Ohio and Pennsylvania, Washington D.C. and West Virginia;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	further prepayment penalties related to the early extinguishment of high cost borrowings;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•	cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

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•	results of examinations by the Board of Governors of the Federal Reserve System (FRB), the Virginia Bureau of Financial Institutions, the West Virginia Division of Financial Institutions and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues and other potential negative effects on our business caused by severe weather or external events;

•	an unexpected decline in real estate values within our market areas;

•	changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•	higher than expected income tax expense or tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue benefits from the merger with Bank of Georgetown (“Georgetown”) and the proposed merger with Cardinal Financial Corporation (“Cardinal”);

•	inability to retain customers and employees, including those of Georgetown and Cardinal;

•	other unexpected material adverse changes in our operations or earnings;

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•	the possibility that the proposed merger with Cardinal does not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all;

•	the terms of the proposed merger with Cardinal may need to be modified to satisfy such approvals or conditions;

•	the anticipated benefits from the proposed merger with Cardinal and expanding United Bankshares’ geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate; and

•	diversion of management time on merger related issues.

We assume no obligation for updating our forward-looking statements at any time. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” above and “Risk Factors” below.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

United Bankshares, Inc.

We are a West Virginia corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. We were incorporated on March 26, 1982, organized on September 9, 1982, and began conducting business on May 1, 1984 with the acquisition of three wholly-owned subsidiaries. Since our formation in 1982, we have acquired thirty banking institutions. We currently have two banking subsidiaries “doing business” under the name of United Bank – one operating under the laws of West Virginia referred to as United Bank (West Virginia) and the other operating under the laws of Virginia referred to as United Bank (Virginia). Our banking subsidiaries offer a full range of commercial and retail banking services and products at 128 full service offices located throughout West Virginia, Virginia, Maryland and Washington, D.C. and Ohio. We also own nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, financial planning, and brokerage services.

Our primary business is community banking. As a registered bank holding company, we are subject to the restrictions of the Bank Holding Company Act of 1956, as amended. We are subject to the reporting requirements of and examination by the Board of Governors of the Federal Reserve System (FRB).

As of September 30, 2016, our consolidated assets were approximately $14.34 billion and total shareholders’ equity was approximately $2.03 billion. Also as of September 30, 2016, our loan portfolio, net of unearned income, was approximately $10.44 billion and our deposits were approximately $10.58 billion.

Our principal executive offices are located in Charleston, West Virginia at 300 United Center, 500 Virginia Street East and we maintain dual headquarters in Washington, D.C. and Charleston, West Virginia. The telephone number for our principal executive offices is (304) 424-8800. Our web site address is www.ubsi-inc.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement.

Entry into an Agreement and Plan of Reorganization with Cardinal

On August 17, 2016, we entered into an Agreement and Plan of Reorganization with Cardinal Financial Corporation (“Cardinal”). The Agreement and Plan of Reorganization, or merger agreement, provides that, upon the terms and subject to the conditions set forth therein, Cardinal will merge with and into UBV Holding Company, LLC, a wholly-owned subsidiary of United Bankshares, or UBV. Immediately following the merger, Cardinal’s wholly-owned subsidiary, Cardinal Bank, will merge with and into United Bank (Virginia), a Virginia bank and wholly-owned subsidiary of UBV.

Cardinal is a financial holding company headquartered in McLean, Virginia providing financial services through its community bank subsidiary, Cardinal Bank, and its mortgage banking subsidiary, George Mason Mortgage, LLC. In addition, Cardinal provides services through its retail securities brokerage subsidiary, Cardinal Wealth Services, Inc. Cardinal Bank, a Virginia banking corporation, currently operates 29 banking offices in Northern Virginia, Maryland and the greater Washington, D.C. metropolitan area. As of September 30, 2016, Cardinal’s consolidated assets were approximately $4.22 billion and total shareholders’ equity was approximately $451.8 million. Also as of September 30, 2016, Cardinal’s loan receivable portfolio, net of allowance for loan losses, was approximately $3.20 billion and Cardinal’s deposits were approximately $3.22 billion. Cardinal reported net income of $39.7 million and $47.3 million, respectively, for the nine months ended September 30, 2016 and the year ended December 31, 2015.

Upon completion of the merger, each Cardinal shareholder will receive 0.71 shares of United Bankshares common stock for each share of Cardinal common stock held immediately prior to the merger.

The exchange ratio is a fixed ratio. Therefore, the number of shares of United Bankshares common stock to be received by holders of Cardinal common stock in the merger will not change if the trading price of United Bankshares common stock or the market value of Cardinal common stock changes between now and the time the merger is completed, except in limited circumstances where the trading price of United Bankshares common stock falls below certain thresholds when measured during a period shortly before the date that the merger is scheduled to be completed, in which case, Cardinal will have an opportunity to terminate the merger agreement if United Bankshares elects not to adjust the exchange rate accordingly. The exchange ratio will not be adjusted or otherwise affected by the issuance of common stock contemplated by this offering.

Upon completion of the merger and assuming the completion of this offering of common shares, we expect that United Bankshares shareholders will own approximately 77% of the combined company and former Cardinal shareholders will own approximately 23% of the combined company.

The merger is subject to customary closing conditions and, pending receipt of necessary shareholder and regulatory approvals, the merger is currently expected to be completed in the second quarter of 2017. The merger agreement provides certain termination rights for both United Bankshares and Cardinal and further provides that a termination fee will be payable by either United Bankshares or Cardinal, as applicable, upon termination of the merger agreement under certain circumstances.

In connection with the vote by shareholders of United Bankshares to approve the merger agreement with Cardinal, shareholders of United Bankshares will also be asked to vote to approve an amendment to the United Bankshares articles of incorporation to increase the number of authorized shares of United Bankshares common stock from 100,000,000 to 200,000,000.

Previously Disclosed Preferred Offering

On December 9, 2016, we filed a Registration Statement on Form S-4 with the Securities Exchange Commission indicating that we intended to raise additional capital by issuing $200,000,000 in non-cumulative perpetual preferred stock in connection with the merger with Cardinal. This offering of our Common Stock is in lieu of the previously disclosed intention to issue such preferred stock.

THE OFFERING

The following summary of this offering contains basic information about this offering and the terms of our shares of common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus supplement entitled “Description of Common Stock.”

Issuer:	United Bankshares, Inc., a West Virginia corporation.

Common Stock Offered:	4,330,000 shares of common stock, $2.50 par value.

Common Stock to be Outstanding after the Offering	76,736,098 shares, based on shares outstanding as of December 13, 2016, which excludes 1,423,450 shares subject to outstanding options having a weighted average exercise price of $27.99 per share, and 137,268 shares of restricted stock subject to certain market and performance conditions.

Use of Proceeds	We intend to use the net proceeds of this offering to pay related fees and expenses, provide capital support for the growth of United Bankshares and for other general corporate purposes. See “Use of Proceeds.”

Dividends	For 43 consecutive years, we have paid dividends on a quarterly basis. We paid a dividend of $0.33 per share for the first three quarters of 2016. Dividends were $1.29 per share in 2015, $1.28 per share in 2014 and $1.25 per share in 2013. The payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act and the limitations imposed by the FRB. For additional information, see “Description of Common Stock—Dividend Rights” in this prospectus supplement.

Market and Trading Symbol for the Common Stock	Our common stock is traded on the Nasdaq Global Select Market under the symbol “UBSI.”

Transfer Agent and Registrar	The transfer agent is Computershare. The transfer agent’s address is Computershare, P.O. Box 30170, College Station, Texas, 77842-3170.

Risk Factors:	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

In addition to other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2015, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, in evaluating our Company and our business before making a decision to purchase shares of our common stock. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference. Please refer to the section entitled “Forward-Looking and Cautionary Statements” in the prospectus accompanying this prospectus supplement.

You should carefully consider the risks described in the “Risk Factors” section of the accompanying prospectus, and in our Annual Report on Form 10-K filed on February 29, 2016, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

Our stock price can be volatile. Stock price volatility may make it more difficult for our shareholders to resell their common stock when they want and at prices they find attractive. Our stock price can fluctuate significantly in response to a variety of factors, including, among other things:

•	Actual or anticipated negative variations in quarterly results of operations;

•	Negative recommendations by securities analysts;

•	Poor operating and stock price performance of other companies that investors deem comparable to United;

•	News reports relating to negative trends, concerns and other issues in the financial services industry or the economy in general;

•	Negative perceptions in the marketplace regarding our Company and/or its competitors;

•	New technology used, or services offered, by competitors;

•	Adverse changes in interest rates or a lending environment with prolonged low interest rates;

•	Adverse changes in the real estate market;

•	Negative economic news;

•	Failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	Adverse changes in government regulations; and

•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

We will issue additional shares if the Cardinal merger is completed and there may be future sales or other dilution of our equity that may adversely affect the market price of our common stock.

Based on the number of shares of Cardinal common stock outstanding as of November 30, 2016, we expect to issue approximately 23.8 million shares of common stock based on the closing price on December 5, 2016 if the proposed merger with Cardinal is completed.

Except as required by the underwriter in connection with this offering discussed in “Underwriting,” we are not restricted from issuing additional common stock, preferred stock and any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Any issuance of additional common stock will dilute the ownership interest of existing common stockholders. Further, the market price of our common stock could decline after this offering as a result of future offerings by us of our common stock, preferred stock or securities convertible into or exchangeable for, or that represent the right to receive, common stock, or the perception that such offers or sales could occur.

Shares of our common stock are equity interests and therefore subordinate to our existing and future indebtedness and preferred stock we may issue in the future.

Shares of our common stock are equity interests in us and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims, including in our liquidation. Holders of our common stock are also subject to the prior dividend and liquidation rights of any holders of our preferred stock that we may issue in the future.

In addition, our right to participate in any distribution of assets of any of our subsidiaries, including United Bank (West Virginia) and United Bank (Virginia), upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of our common stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

The integration of the operations of the Company and Cardinal may be more difficult, costly or time-consuming than anticipated.

The success of the merger will depend, in part, on the Company’s ability to realize the anticipated benefits and cost savings from successfully combining the businesses of the Company and Cardinal and to combine the businesses of the Company and Cardinal in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Cardinal or decreasing revenues due to loss of customers. If the Company is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect the Company’s ability to successfully conduct its business in the markets in which Cardinal now operates, which could have an adverse effect on the Company’ financial results and the value of its common stock. If the Company experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Cardinal to lose customers or cause customers to remove their accounts from Cardinal and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Cardinal and the Company during this transition period and for an undetermined period after consummation of the merger.

The success of the merger will also depend on the Company’s ability to:

•	Retain and attract qualified personnel to, the Company and Cardinal;

•	Maintain existing relationships with depositors of Cardinal to minimize withdrawals of deposits prior to and subsequent to the merger;

•	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Cardinal;

•	Control the incremental non-interest expense from the Company to maintain overall operating efficiencies; and

•	Compete effectively in the communities served by the Company and Cardinal and in nearby communities.

The Company may not be able to manage effectively its growth resulting from the merger.

Termination of the merger agreement could negatively impact the Company.

If the merger agreement is terminated, there may be various consequences. For example, the Company’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.

Additionally, if the merger agreement is terminated, the market price of the Company’s common stock could decline to the extent that the market prices since the announcement of the merger reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Cardinal or the Company may be required to pay to the other party a termination fee.

In the event that the merger agreement is terminated (i) by Cardinal in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that is (a) more favorable to its shareholders from a financial point of view than the merger with the Company, (b) fully financed or reasonably capable of being fully financed, (c) reasonably likely to receive all required governmental approvals on a timely basis and (d) otherwise reasonably capable of being completed on the terms proposed, the Company does not make a counteroffer that the Cardinal board of directors determines is at least as favorable to the unsolicited acquisition proposal or (ii) by the Company because the Cardinal board of directors fails to recommend, withdraws, modifies or changes its recommendation of the merger in a manner adverse in any respect to the interests of the Company and within 12 months after the date of termination of the merger agreement, Cardinal enters into an agreement with respect to another acquisition proposal or consummates another acquisition proposal, then Cardinal must pay the Company a termination fee of $36,000,000.

In the event that the merger agreement is terminated by the Company or Cardinal because the merger has not closed by August 31, 2017, the necessary governmental approvals were not or cannot be obtained or could be obtained only with a materially burdensome regulatory condition, but only if the delay in the closing of the merger or the failure to obtain the necessary governmental approval, as applicable, arises solely the Company did not satisfy the condition to approval of a governmental authority requiring it to raise or obtain capital, then the Company must pay Cardinal a termination fee of $13,500,000.

If the merger is not completed, the Company will have incurred substantial expenses without realizing the expected benefits of the merger.

The Company has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses related to the filing, printing and mailing of the prospectus and proxy statement related to the merger and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, the Company would have to recognize these expenses without realizing the expected benefits of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

Before the merger may be completed, we must obtain various approvals or consents from the FRB and various bank regulatory and other authorities. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Additionally, we can make no assurances that the various bank regulatory and other authorities will approve the merger if this offering is not successfully completed.

Although the Company and Cardinal do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the Company following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of the Company and Cardinal to close the merger that the required regulatory approvals not contain any materially burdensome regulatory condition.

If the merger is not consummated by August 31, 2017 or the necessary governmental approvals are not obtained, solely because the Company does not satisfy a condition to approval of a governmental authority requiring it to raise or obtain capital, then the Company may be required to pay Cardinal a termination fee of $13,500,000 if certain other conditions are satisfied.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of the Company and Cardinal may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before the Company and Cardinal are obligated to complete the merger:

•	The merger agreement and merger must be duly approved by the requisite vote of the shareholders of Cardinal and the shareholders of the Company;

•	All required regulatory approvals must be obtained;

•	The absence of any law or order by a court or governmental authority that prohibits, restricts or makes illegal the merger;

•	Certain key employees of Cardinal must have executed and delivered binding, written agreements concerning employment with the Company after the effective time of the merger and none of the key employees of Cardinal has taken any action on or before the effective time of the merger to materially breach or to cancel or terminate any such agreement;

•	The registration statement on Form S-4 shall become effective under the Securities Act of 1933, as amended, or the Securities Act, and no stop order shall have been issued or threatened by the SEC; and

•	To the extent required, the shares of the Company common stock to be issued in the merger must be approved for listing on Nasdaq.

This prospectus supplement contains limited financial information on which to evaluate the merger.

Except for the limited financial information that is included in the section entitled “Prospectus Supplement Summary—Entry into an Agreement and Plan of Reorganization with Cardinal”, this prospectus supplement does not contain financial information of Cardinal or pro forma combined financial information about the Company and Cardinal after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of our common stock after the merger.

Holders of Company common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

We expect to issue approximately 23.8 million shares of common stock if the proposed merger with Cardinal is completed. Consequently, our shareholders before the merger, as a group, will exercise less influence over the management and policies of the combined company than they currently may have over the management and policies of the Company.

We have broad discretion to use the proceeds from this offering.

We expect to use the net proceeds from this offering for general corporate purposes, which may include working capital, funding potential acquisitions and other strategic business opportunities. We will have broad discretion as to the application of such net proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these net proceeds. Our failure to use these funds effectively could have a negative impact on our financial condition and results of operations.

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the sale of our common stock will be approximately $             million, after deducting estimated underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to pay related fees and expenses, provide capital support for the growth of United Bankshares and for other general corporate purposes.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of September 30, 2016 on (i) an actual basis and (ii) as adjusted to give effect to this offering. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2016
	Actual	As Adjusted for Common Stock Issuance
($ in thousands)	(Unaudited)
Shareholders’ Equity
Preferred Stock, $1.00 par value; authorized - 50,000,000 shares, none issued	—
Common Stock, $2.50 par value; authorized - 100,000,000 shares; issued - 76,467,447, including 28,274 shares in treasury	$191,169
Surplus	1,007,315
Retained Earnings	859,199
Accumulated other comprehensive loss	(28,029)
Treasury stock, at cost	(975)

Total Shareholders’ Equity	$2,028,679
Capital Adequacy
Tier 1 leverage ratio	10.49%
Common Equity Tier 1 capital ratio	10.13
Tier 1 capital ratio	12.14
Total risk-based capital	12.79
Tangible common equity to tangible assets
Total equity	2,028,679
Less: Goodwill and other intangible assets	891,423
Tangible shareholders’ equity	1,137,256
Total assets	14,344,696
Less goodwill and other intangible assets	891,423
Tangible assets	13,453,273
Tangible common equity to tangible assets	8.45%

DESCRIPTION OF COMMON STOCK

The following summary describes the material features and rights of our common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our amended and restated articles of incorporation and restated by-laws. For the complete provisions, we refer you to our amended and restated articles of incorporation, as amended, a copy of which has been filed with the SEC and which is incorporated by reference into the registration statement of which this prospectus supplement is a part.

Voting Rights. All voting rights are vested in the holders of our common stock. On all matters subject to a vote of shareholders, our shareholders will be entitled to one vote for each share of common stock owned. Our shareholders have cumulative voting rights with regard to election of directors.

Dividend Rights. Our shareholders are entitled to receive dividends when and as declared by our board of directors. Dividends historically have been paid quarterly. We paid a dividend of $0.33 per share for the first three quarters of 2016. Dividends were $1.29 per share in 2015, $1.28 per share in 2014 and $1.25 per share in 2013. The payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act and the limitations imposed by the FRB.

Our payment of dividends depends upon receipt of dividends from our banking subsidiaries. Payment of dividends by United Bankshares’ state member banking subsidiaries is regulated by the Federal Reserve System and generally, the prior approval of the FRB is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the FRB is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The FRB may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The FRB has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to receive pro rata all of our assets for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Our board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of our company.

Assessment and Redemption. Shares of our common stock presently outstanding are validly issued, fully paid, and nonassessable. There is no provision for any voluntary redemption of our common stock.

Preemptive Rights. No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.

Anti-Takeover Provisions. Provisions of our amended and restated articles of incorporation may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of United Bankshares without negotiation with our board of directors. The effect of these provisions is discussed briefly below.

The shares of our common stock authorized by our amended and restated articles of incorporation but not issued provide our board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a shareholder vote. Our board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of United Bankshares.

Listing. Our common stock is listed on the Nasdaq Global Select Market under the symbol “UBSI”.

Transfer Agent. The transfer agent for our common stock is Computershare. The transfer agent’s address is Computershare, P.O. Box 30170, College Station, Texas, 77842-3170.

Blank Check Preferred Stock

Our authorized capital stock includes 50,000,000 shares of preferred stock, par value $1.00 per share which is typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Our amended and restated articles of incorporation authorize our board of directors to, without shareholder approval, adopt resolutions providing for the issuance of preferred stock in such classes or series, with such voting powers, conversion features, designations, preferences, rights, qualifications, limitations and restrictions of each class or series of preferred stock as may be determined by our board of directors. As of the date of this prospectus, no shares of our preferred stock are issued or outstanding.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS DECLARED

Our common stock is traded on Nasdaq under the symbol “UBSI”. The following table sets forth, for the periods indicated, the quarterly high and low sales prices of our common stock as reported on the Nasdaq, along with the quarterly cash dividends per share declared.

Time Period	Dividends	High	Low
2016
Fourth Quarter (through December 14, 2016)	$0.33	$48.75	$47.55
Third Quarter	$0.33	$39.71	$35.91
Second Quarter	$0.33	$40.18	$34.50
First Quarter	$0.33	$37.85	$32.22
2015
Fourth Quarter	$0.33	$43.13	$35.78
Third Quarter	$0.32	$43.43	$35.60
Second Quarter	$0.32	$40.70	$36.58
First Quarter	$0.32	$38.88	$33.25
2014
Fourth Quarter	$0.32	$38.00	$30.39
Third Quarter	$0.32	$33.60	$30.89
Second Quarter	$0.32	$32.50	$28.19

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of common stock by a non-U.S. holder (as defined below) that holds the common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell common stock under the constructive sale provisions of the Code, persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment, controlled foreign corporations, and passive foreign investment companies. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws.

You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of common stock.

For purposes of this summary, you are a “non-U.S. holder” if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

•	an individual who is a citizen of the United States;

•	an individual who is a resident alien of the United States, which refers generally to an individual who is not a citizen of the U.S. (a “non-U.S. individual”) who (1) is a lawful permanent resident of the United States at any time during the calendar year, (2) is present in the United States for or in excess of certain periods of time, or (3) is eligible for treatment as a U.S. person and makes a valid election to be treated as a U.S. person;

•	a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, provided that, (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that own common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Dividends

Any distributions of cash or property with respect to our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a non-U.S. holder’s investment, up to such

non-U.S. holder’s tax basis in our common stock. Any remaining excess will be treated as capital gain subject to the tax treatment in “—Disposition of Common Stock.”

Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of actual or constructive dividends, if required by the Foreign Account Tax Compliance Act (“FATCA”) or any intergovernmental agreement enacted pursuant to that law, such non-U.S. holder or any entity through which it receives such dividends has provided the withholding agent with certain information with respect to its or the entity’s direct and indirect U.S. owners, and if such non-U.S. holder holds our common stock through a foreign financial institution, such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and such non-U.S. holder has provided any required information to such institution.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and you have not claimed the dividends are eligible for any treaty benefits as income that is not attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the common stock as a capital asset, and you are present in the United States for 183 or more days in the taxable year of the disposition; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

“Effectively connected” gains are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

An individual non-U.S. holder described in the second bullet point above will only be subject to U.S. federal income tax on the gain from the sale of common stock to the extent such gain is deemed to be from U.S. sources, which will generally only be the case where (i) the individual’s tax home is in the United States or (ii) the individual maintains an office or other fixed place of business in the United States and the sale is attributable to such office or other fixed place of business. An individual’s tax home is generally considered to be located at the individual’s regular or principal (if more than one regular) place of business. If the individual has no regular or principal place of business because of the nature of the business, or because the individual is not engaged in carrying on any trade or business, then the individual’s tax home is his regular place of abode. If an individual is a non-U.S. holder described in the second bullet point above, and the gain derived from the sale of common stock is deemed to be from U.S. sources (as discussed above), then the non-U.S. holder may be subject to a flat 30% tax on such gain, which gain may be offset by U.S.-source capital losses.

In the case of the sale or disposition of our common stock on or after January 1, 2019, a non-U.S. holder may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the requirements of FATCA described in the last bullet point under “—Dividends” above are satisfied.

We believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or Form W-8BEN-E upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is an estate or a trust, Form W-8IMY (if applicable), together with any other relevant documents, certifying that the non-U.S. holder and each beneficiary of the estate or trust is) a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations.

However, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the common stock of the Company. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans, and other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition of the common stock by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which the Issuer, the underwriter or certain of their respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the common stock is acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the common stock. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the common stock, provided that neither the issuer of the common stock nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser of the common stock or any interest therein will be deemed to have represented by its purchase of the common stock or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the common stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase of the common stock will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the common stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase under Similar Laws, as applicable. Purchasers of the common stock of the Company have exclusive responsibility for ensuring that their purchase of the common stock does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any common stock to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement between us and J.P. Morgan Securities LLC, as underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 4,330,000 shares of common stock of United Bankshares, at a price of $             per share.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by counsel and other conditions. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

Commissions and Discounts

The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

The underwriter proposes to offer the shares of common stock offered hereby from time to time for sale in one or more transactions on the Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to the underwriter’s right to reject any order in whole or in part. The underwriter may effect such transactions by selling the shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.

The expenses of the offering are estimated at approximately $             and are payable by us.

No Sales of Similar Securities

We and each of our directors and executive officers, severally and not jointly, have agreed, with limited exceptions, not to sell or transfer any shares of United Bankshares common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of J.P. Morgan Securities LLC. We will be permitted to issue shares to sellers in connection with acquisitions or business combinations, and to file with the SEC registration statements under the Securities Act relating to such acquisitions or business combinations.

Specifically, we and each of our directors and executive officers have agreed, subject to certain exceptions, not to, directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise;

•	file with the SEC a registration statement under the Securities Act relating to any additional shares of common stock; or

•	publicly disclose the intention to effect any transaction described in the above bullet points.

This lockup provision applies to United Bankshares common stock and to securities convertible into or exchangeable or exercisable for United Bankshares common stock and, with respect to executive officers and directors, whether now owned or hereafter acquired or for which the power of disposition is later acquired.

NASDAQ Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “UBSI.”

Electronic Offer, Sale and Distribution of Securities

In connection with the offering, the underwriter or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Conflicts of Interest

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

The common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of common stock may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common stock to the public other than its offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common stock.

Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the common stock, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Japan

The common stock not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities being offered by this prospectus supplement will be passed upon for us by Bowles Rice LLP, counsel to the Company. Certain legal matters will be passed upon for the underwriter by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP may from time to time provide legal services to the Company.

EXPERTS

The consolidated financial statements of United Bankshares, Inc. appearing in United Bankshares, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of United Bankshares, Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Rights

Warrants

Depositary Shares

Units

We may from time to time offer and sell in one or more offerings, together or separately, any combination of the securities described in this prospectus in amounts, at prices and on other terms to be determined at the time of the offering. The securities described in this prospectus may be convertible into or exercisable for other securities. The securities offered by this prospectus may be sold separately, together or in combination with any other securities offered hereby.

We may offer and sell these securities on a delayed or continuous basis to or through one or more agents, underwriters or dealers as designated from time to time, directly to one or more purchasers, through a combination of these methods or any other method as provided in the applicable prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

This prospectus provides a general description of the securities we may offer. At the time we offer securities, we will specify in an accompanying prospectus supplement the amount, price and specific terms of any securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any applicable prospectus supplement and the documents incorporated by reference before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The price to the public and the net proceeds we expect to receive from any such sale will also be set forth in a related prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “UBSI.”

Investing in our securities involves risks. Before buying our securities, you should carefully consider the risk factors discussed in the section entitled “Risk Factors” on page 1 of this prospectus and in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any quarterly report on Form 10-Q, as well as in any prospectus supplements relating to specific offerings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is November 10, 2016

You should rely solely on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities or Exchange Commission, or SEC. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations or prospects may have changed since those dates.

i

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. By using a shelf registration statement, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

We may offer the following securities from time to time:

•	common stock;

•	preferred stock;

•	debt securities;

•	rights;

•	warrants;

•	depositary shares; and

•	units.

We also may issue common stock upon conversion or exchange of any of the securities listed above.

This prospectus provides you with a general description of each of the securities we may offer. Each time we offer and sell any of these securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and each prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities that may be offered under this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and exhibits may be obtained and read at the SEC Internet website (www.sec.gov) or at the SEC office mentioned under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any applicable prospectus supplement may be used only where it is legal to sell these securities, and we will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

In this prospectus, we refer to common stock, preferred stock, debt securities, rights, warrants, depositary shares and units collectively as “securities.” The terms “we,” “us,” and “our” refer to United Bankshares, Inc., and our consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at www.sec.gov and our website found at www.ubsi-inc.com (the other information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement).

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities offered by us. Statements in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus much of the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating the information in this document, except for any information superseded by information that is included directly in this prospectus or a prospectus supplement, or is incorporated by reference subsequent to the date of this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any information filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or previously incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information that we previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on April 1, 2016);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016.

•	Our Current Reports on Form 8-K filed with the SEC on January 1, 2016, April 27, 2016, April 28, 2016, May 24, 2016, June 6, 2016, July 28, 2016, August 18, 2016, October 27, 2016, and October 31, 2016; and

•	The description of our common stock set forth in our Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended and updated from time to time.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended or the Exchange Act, on or after the date of the filing of the registration statement and prior to the termination of the offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus or in any previously-filed prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address and telephone number:

Jennie Singer

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26102

(304) 424-8800

This prospectus and the incorporated documents may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of the securities covered by this prospectus. These summary descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed or incorporated by reference as an exhibit to this prospectus because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, may apply standards of materiality in a manner different from what may be viewed as material to you or other investors, and may no longer continue to be true as of any given date.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference in this prospectus or in any accompanying prospectus supplements contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “would,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “plan,” “predict,” “project,” “seek,” “should,” “will” or the negative of such terms and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. By their nature, forward-looking statements are subject to numerous assumptions, risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in any accompanying prospectus supplement and those included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and other factors described in our periodic reports filed from time to time with the SEC. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements we make or incorporate by reference in this prospectus include, but are not limited to:

•	a significant number of our clients failing to perform under their loans and other terms of credit agreements or a significant number of our largest loans not performing;

•	fluctuations in interest rates and a decline in the level of our interest rate spread;

•	failure to attract or retain deposits;

•	the impact of regulatory orders or action by government regulators against us or our banking subsidiaries;

•	sources of liquidity available to us and to banking subsidiaries becoming limited or our potential inability to access sufficient sources of liquidity when needed or the requirement that we obtain government waiver to do so;

•	adverse changes in domestic or global financial markets, economic conditions, or business conditions;

•	regulatory restrictions on our banking subsidiaries’ ability to pay dividends to us or on our ability to pay dividends to our shareholders;

•	significant reliance on loans secured by real estate and the associated vulnerability to downturns in the local real estate market, natural disasters, and other variables impacting the value of real estate;

•	failure to retain our Chief Executive Office or other executive officers;

•	adequacy of our allowance for credit losses;

•	credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses;

•	failure to manage our future growth or successfully integrate acquisitions;

•	volatility in financial markets and the price of our common stock;

•	competition in our primary market areas;

•	demographic changes in our primary market areas;

•	significant government regulation legislation and potential changes thereto; and

•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services.

These and other uncertainties related to our business are described in greater detail in Item 1A of our most recently-filed Annual Report on Form 10-K, incorporated by reference into this prospectus, as updated by quarterly and other reports or documents that we file with the SEC after the date of such annual report. See also “Risk Factors” herein and in any accompanying prospectus supplement.

The cautionary statements in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference herein also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

UNITED BANKSHARES, INC.

We are a West Virginia corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. We were incorporated on March 26, 1982, organized on September 9, 1982, and began conducting business on May 1, 1984 with the acquisition of three wholly-owned subsidiaries. Since our formation in 1982, we have acquired thirty banking institutions. We currently have two banking subsidiaries “doing business” under the name of United Bank – one operating under the laws of West Virginia referred to as United Bank (West Virginia) and the other operating under the laws of Virginia referred to as United Bank (Virginia). Our banking subsidiaries offer a full range of commercial and retail banking services and products at 129 full service locations in West Virginia, Virginia, Maryland, Washington, DC and Ohio. We also own nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning, and brokerage services. Among these subsidiaries is United Brokerage Services, Inc., a wholly-owned subsidiary of United Bank (West Virginia), is a fully-disclosed broker/dealer and a registered Investment Advisor with that offers a wide range of investment products as well as comprehensive financial planning and asset management services to the general public.

Our primary business is community banking. As a registered bank holding company, we are subject to the restrictions of the Bank Holding Company Act of 1956, as amended. We are subject to the reporting requirements of and examination by the Board of Governors of the Federal Reserve System (Board of Governors).

As of September 30, 2016, our consolidated assets were approximately $14.3 billion and total shareholders’ equity was approximately $2.0 billion. Also as of June 30, 2016, our loan portfolio, net of unearned income, was approximately $10.4 billion and our deposits were approximately $10.6 billion.

Our principal executive offices are located in Charleston, West Virginia at 300 United Center, 500 Virginia Street East. The telephone number for our principal executive offices is (304) 424-8800. Our web site address is www.ubsi-inc.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement.

DESCRIPTION OF OUTSTANDING SECURITIES

General

Our authorized capital stock consists of 150,000,000 shares, of which 100,000,000 shares are common stock, par value $2.50 per share, and 50,000,000 shares are preferred stock, par value $1.00 per share. Our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, validly issued, fully paid and non-assessable. As of the date of this prospectus, there were 76,454,858 shares of our common stock outstanding, held by approximately 6,629 shareholders of record, and no shares of our preferred stock were outstanding. As of September 30, 2016, 1,683,477 shares of our common stock were reserved for issuance upon the exercise of options that have been granted under our existing stock option plan.

As of the date of this prospectus, 437,800 shares of our common stock were reserved for issuance upon the exercise of options that have been granted under our 2006 Option Plan, 401,163 shares of our common stock were reserved for issuance upon the exercise of options that have been assumed in plans related to mergers, and 1,274,792 shares of restricted stock and stock options to purchase an aggregate of 1,712,592 shares of our common stock were reserved for issuance that have been granted under our 2011 Long-Term Incentive Plan. At our annual meeting of shareholders that was held on May 18, 2016, our shareholders approved the 2016 Long-Term Incentive Plan, pursuant to which we are authorized to issue up to 1,700,000 shares of common stock upon the exercise of stock options, restricted stock and restricted stock units, performance units, stock appreciation rights, other stock-based awards or any combination thereof granted under the plan. No awards have been granted under the 2016 Long-Term Incentive Plan as of the date of this prospectus.

Common Stock

The following summary describes the material features and rights of our common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our amended and restated articles of incorporation and bylaws.

Voting Rights. All voting rights are vested in the holders of our common stock. On all matters subject to a vote of shareholders, our shareholders will be entitled to one vote for each share of common stock owned. Our shareholders have cumulative voting rights with regard to election of directors.

Dividend Rights. Our shareholders are entitled to receive dividends when and as declared by our board of directors. Dividends historically have been paid quarterly. We paid a dividend of $0.33 per share for each of the first three quarters of 2016. Dividends were $1.29 per share in 2015, $1.28 per share in 2014 and $1.25 per share in 2013. The payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act and the limitations imposed by the Federal Reserve Board.

Our payment of dividends depends upon receipt of dividends from our banking subsidiaries. Payment of dividends by United’s state member banking subsidiaries is regulated by the Federal Reserve System and generally, the prior approval of the Federal Reserve Board (FRB) is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the FRB is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The FRB may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The FRB has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to receive pro rata all of our assets for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Our board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of our company.

Assessment and Redemption. Shares of our common stock presently outstanding are validly issued, fully paid, and nonassessable. There is no provision for any voluntary redemption of our common stock.

Preemptive Rights. No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.

Anti-Takeover Provisions. Provisions of our amended and restated articles of incorporation may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of United Bankshares, Inc. without negotiation with our board of directors. The effect of these provisions is discussed briefly below.

The shares of our common stock authorized by our amended and restated articles of incorporation but not issued provide our board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a shareholder vote. Our board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of United Bankshares, Inc.

Listing. Our common stock is listed on the Nasdaq Global Select Market under the symbol “UBSI”.

Transfer Agent. The transfer agent for our common stock is Computershare. The transfer agent’s address is Computershare, P.O. Box 30170, College Station, Texas, 77842-3170.

Preferred Stock

Our authorized capital stock includes 50,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, no shares of our preferred stock are issued or outstanding. Our amended and restated articles of incorporation authorize our board of directors to, without shareholder approval, adopt resolutions providing for the issuance of preferred stock in such classes or series, with such voting powers, conversion features, designations, preferences, rights, qualifications, limitations and restrictions of each class or series of preferred stock as may be determined by our board of directors.

SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling security holders to be identified in the future.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell our common stock, par value $2.50 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock and Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Senior Debt Securities and Subordinated Debt Securities

Our notes, including senior notes and subordinated notes, may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the notes.

Warrants

We may sell warrants to purchase our senior notes, subordinated notes, shares of preferred stock, shares of our common stock or units. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

USE OF PROCEEDS

Unless we otherwise state in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the accompanying prospectus supplements for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested in interest bearing accounts or short-term, interest-bearing securities or applied to repay short-term or revolving debt prior to use.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to combined fixed charges for each of the periods indicated.

	Nine months ended September 30 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
(Dollars in Thousands)
Ratio of Earnings to Fixed Charges
Excluding interest on deposits	11.88x	14.43x	11.21x	11.17x	8.33x	6.77x
Including interest on deposits	5.46x	5.71x	5.19x	4.22x	3.49x	2.90x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings are defined as the sum of income before income taxes and fixed charges. Fixed charges consist of consolidated interest expense, including or excluding the interest expense on deposits as indicated, and one-third of rental expense, net of rental income from subleases, which we estimate is representative of the interest portion of the rental payments. Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in any of the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities being offered by this prospectus will be passed upon for us by Bowles Rice LLP, counsel to United Bankshares, Inc. If legal matters in connection with offerings made by this prospectus are passed on by other counsel for us or by counsel for any agents or underwriters retained in connection with an offering of securities hereunder, that counsel will be named in the applicable prospectus supplement. Any underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of United Bankshares, Inc. appearing in United Bankshares, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of United Bankshares, Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

4,330,000 Shares

Common Stock

Sole Book-Running Manager

J.P. Morgan